UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                            Georgia Gulf Corporation
                             ----------------------
                                (Name of Issuer)

                                     Common
                      ------------------------------------
                         (Title of Class of Securities)

                                   373200302
                              --------------------
                                 (CUSIP Number)

                                January 31, 2012
         -------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               PAGE 1 OF 4 PAGES

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1 NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Tradewinds Global Investors, LLC                        02-0767178

--------------------------------------------------------------------------------

 2 CHECK THE APPROPRIATE BOX IF  A MEMBER OF A   GROUP*                  (a) [_]
                                                                         (b) [_]
       N/A
--------------------------------------------------------------------------------

 3     SEC USE ONLY


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 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware - U.S.A.
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                     5      SOLE VOTING POWER

                            0
      NUMBER OF      -----------------------------------------------------------
        SHARES       6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             0
         EACH        -----------------------------------------------------------
      REPORTING      7      SOLE DISPOSITIVE POWER
       PERSON
         WITH               0
                     -----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------

 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.00%
--------------------------------------------------------------------------------

12     TYPE OF REPORTING PERSON*

       IA
--------------------------------------------------------------------------------


                               PAGE 2 OF 4 PAGES

              Item 1(a) Name of Issuer:
                        Georgia Gulf Corporation

              Item 1(b) Address of Issuer's Principal Executive Offices:
                        115 Perimeter Center Place
                        Suite 460
                        Atlanta, GA 30346
                        UNITED STATES

              Item 2(a) Name of Person Filing:
                        Tradewinds Global Investors, LLC

              Item 2(b) Address of the Principal Office or, if none, Residence:
                        2049 Century Park East, 20th Floor
                        Los Angeles, CA  90067

              Item 2(c) Citizenship:
                        Delaware - U.S.A.

              Item 2(d) Title of Class of Securities:
                        Common

              Item 2(e) CUSIP Number:
                        373200302

              Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                        (e) [X]  An investment advisor in accordance with
                                 section 240.13d-1(b)(1)(ii)(E)

              Item 4    Ownership:

                        (a) Amount Beneficially Owned:                        0

                        (b) Percent of Class:                              0.00%

                        (c) Number of shares as to which such person has:

                        (i) sole power to vote or direct the vote:            0

                       (ii) shared power to vote or direct the vote:          0

                      (iii) sole  power to dispose or to direct the
                            disposition of:                                   0

                       (iv) shared power to dispose or to direct the
                            disposition of:                                   0

                                PAGE 3 OF 4 PAGES

             Item 5  Ownership  of  Five  Percent  or Less of a Class:

                     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].


             Item 6  Ownership of More than Five Percent on Behalf of Another
                     Person:

                     Not applicable.

              Item  7  Identification and Classification of the Subsidiary Which
                        Acquired the Security Being Reported on By the Parent Holding Company:

                        Not applicable.

              Item 8    Identification and Classification of Members of the
                        Group:

                        Not applicable.

              Item 9 Notice of Dissolution of a Group:

                         Not applicable.

              Item 10   Certification:
                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2012

                                      Tradewinds Global Investors, LLC

                                  By: /S/ David B. Iben
                                      ------------------
                                      Name: David B. Iben, CFA
                                      Title: Chief Investment Officer

                               PAGE 4 OF 4 PAGES